GUNNALLEN
FINANCIAL
---------
1715 N. WESTSHORE BLVD.
SUITE  700
TAMPA, FLORIDA 33607


November 25, 2003


MR. VINCE RINEHART ,CHAIRMAN &CEO
ANZA CAPITAL INC.
3200 BRISTOL ST.
SUITE 700
COSTA MESA, CA 92626
VIA E-MAIL: VINCE@AMRES.NET


Dear Vince:

This letter confirms the engagement of GunnAllen Financial ("GAF") as non-exclusive financial advisor to Anza Capital Inc., and its subsidiaries and affiliates (together, the "Company") for a period of twelve (12) months commencing upon your acceptance of this letter. The engagement will have an automatic 12-month extension unless 30 day written notice of cancellation is provided by the Company to GAF prior to November 14, 2004. In this regard, the parties agree to the following terms and conditions:

     1.   Engagement.  The Company hereby engages and retains GAF as a financial
          ----------
          advisor for and on behalf of the Company to perform the Services as defined in Section 2, "Services." GAF hereby accepts this engagement on the terms and conditions set forth in this agreement.

     2.   Services.  In  connection  with  its  engagement  pursuant  to  this
          --------
          agreement, GAF agrees to perform the following services for the
          Company:

     a. Consulting Services. As requested from time to time by the Company, GAF shall provide financial consulting services and advice to the Company pertaining to the Company's business affairs. Without limiting the foregoing, GAF will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions pertaining thereto. Additionally, GAF will assist the Company in preparing presentation materials d escribing the Company, its operations, its historical performance


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          and  future  prospects.  GAF  will  also  provide such other financial advisory and investment banking services as may be mutually agreed upon by GAF and the Company.

     3.   Best Efforts. In conjunction with its engagement, GAF agrees to use
          -------------
          its best efforts to:

          a. make itself available to the Company's officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of GAF, to properly present the Company as an investment opportunity to Candidates. Such availability will be subject to reasonable advance notice and mutually convenient scheduling.

          b. aid and assist the Company's management in structuring the nature, extent and other corporate finance parameters to procure on behalf of the Company to fulfill its business objectives.

          c. make itself available for telephone conferences with the Company's principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times.

          d. evaluate proposals and participate in negotiations with Candidates.

          e. perform such other corporate financing, investment banking, and similar advisory services related to a Candidate and/or such other aspects of the Company's operations, management or development as the Company's principal executive, financial, sales and/or operating officer(s) may reason ably request consistent with the provisions of this Agreement.


     4.   Compensation: As compensation for the services rendered by GAF to the
          ------------
          Company pursuant to this agreement and in addition to the expense allowance set forth in Section 6 ("Expenses") below, the Company shall pay to GAF as set forth below:

          Advisory Services: A fee of $35,000 due upon execution of this agreement, payment however deferred until the completion of a capital raise and a monthly fee of $12,000, $6,000 of which shall be payable monthly in cash from the date of execution hereof and $6,000 per month of which shall be deferred until the earlier of the signing of Definitive Agreement between American Gold and Anza Capital being executed, or


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          the completion of a capital raise, commencing November 25, 2003 and continuing monthly thereafter. Additionally, within ten business days following the execution of this Advisory Agreement, the Company shall issue to GAF a warrant exercisable for a period of five years to acquire 5% (five percent) of the Company's fully diluted common stock at a price of $.50 per share, cash exercise. All common underlying the warrants will have standard piggy-back registration rights to include the resale of the shares in the Company's very next registration statement filed with the Securities and Exchange Commission. Said warrant shall contain standard adjustment provisions and anti-dilution protection in the event of a split, or re-capitalization of the company. The warrant will be delivered within 10 business days of signing this agreement. One percent of the warrants shall vest at signing of this agreement and each additional one percent of the warrants shall vest at the rate of one percent for each $1.25 million of new capital raised.


     5.   Other Terms and Conditions:
          ---------------------------


          a. If GAF serves as a placement agent for the issuance and sale of any securities on behalf of the Company or arranges any other type of financing, GAF and the Company will enter into a formal agreement on terms to be mutually agreed uponAll fees associated with a capital raise for the Company will be detailed in a formal letter of intent and said fees will not exceed a 10% cash commission, 3% non-accountable, and the grant of warrants to purchase a number of shares equal to 10% of the shares (or shares issuable upon conversion of convertible securities) upon such terms as are substantially the same as those securities sold to investors, including exercise price and registration rights, but shall include provisions for cashless exercise.

          b. For a period of twenty-four (24) months following successful procurement of a funding for the Company by or through the efforts of GAF, GAF shall be granted a right of first refusal to provide follow on funding, including any private or public offerings of securities.



     6.   Expenses. In addition to the compensation in Section 4, "Compensation"
          --------
          above, The Company agrees to reimburse GAF, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by GAF in connection with its activities under this agreement. On a monthly basis, any expenses greater than ($1,000.00) one thousand dollars will be pre-approved in advance by the Company and may include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by GAF in fulfilling its duties under this agreement.


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     6.   Indemnification. The Company and GAF, and each of them, hereby agrees
          ----------------
          to indemnify the other party and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any Business Combination, or the engagement of GAF pursuant to, and the performance by GAF of the services contemplated by, this agreement and will reimburse any Indemnified Party for all expenses (including fees and costs of counsel) as they are incurred in connection with the investigation of , preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of GFA or the Company. If the indemnification of an Indemnified Party provided for in this agreement is for any reason held unenforceable, the other party agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable is such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and GAF, on the other hand; provided, however, that in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to GAF under this agreement. The parties agree that they will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this agreement (whether or not any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.


     7.   Intentionally left blank.


     8.   Independent Contractor. The Company acknowledges that GAF has been
          -----------------------
          retained to act solely as a financial advisor to the Company. In such capacity, GAF shall act as an independent contractor, and any duties of GAF arising out of its engagement pursuant to this agreement shall be owed solely to the Company.


     9.   Governing Law. This agreement shall be governed by and construed in
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          accordance with the laws of the State of Florida, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with the laws of other jurisdictions.


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     10.  Term and Termination. This Agreement shall be effective upon its
          ---------------------
          execution and shall remain in effect for twelve (12) months from the date hereof. After 90 days has passed from initial signing of this agreement, the Company or GAF may terminate GAF's engagement and responsibilities hereunder with 30 day written notice at any time. However, no termination of this Agreement shall in any way effect the right of GAF to receive any of the fees due up thru the 30 days post notice of cancellation of this agreement or unbilled disbursements for the services rendered hereunder. In addition, Section 6, "Indemnification," Section 8, "Independent Contractor," and Section 9, "Governing Law" shall survive any termination of this Agreement.


                                              Sincerely,



                                              /s/ Norman K. Farra
                                              -------------------------------
                                              Norman  K.  Farra
                                              Managing  Director



Agreed and Accepted on behalf of the Company.


/s/ Vincent Rinehart
--------------------------------------                             ------------
Vincent  Rinehart                                                  Date
Chairman  and  CEO


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